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                    June 8, 2022

       Brian Capo
       Chief Accounting Officer
       Live Nation Entertainment, Inc.
       9348 Civic Center Drive
       Beverly Hills, CA 90210

                                                        Re: Live Nation
Entertainment, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed February 23,
2022
                                                            File No. 001-32601

       Dear Mr. Capo:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services